EXHIBIT 99.1

S&W Seed Company Renews and Extends the Contract
of CEO Mark Grewal

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California, Feb. 26, 2013 - S&W Seed Company (Nasdaq: SANW) today announced the renewal and extension of its employment agreement with Mark Grewal, its President and Chief Executive Officer. Mr. Grewal has served as President and Chief Executive Officer since February 2009, and the Amendment announced today extends his tenure until December 31, 2016. The details of the contract are contained in a Form 8-K which will be timely filed with the U.S. Securities and Exchange Commission in Washington, D.C.

Grover Wickersham, Board Chairman of S&W Seed Company, said, "When Mark took the reins of S&W over four years ago, he was convinced that the varieties S&W had developed since 1981 were right on target for a world where land and water quality were fast declining. Mark also believed that S&W was a platform for acquisition and organic growth where he could put to use his farming knowledge, contacts and leadership. Mark leveraged S&W from being a small company with lots of potential, into being one of the leaders in the alfalfa seed industry. The board looks forward to continued success under Mark's leadership and is confident that the best is yet to come."

Since Mr. Grewal lead the completion of S&W's IPO in May 2010, S&W has increased its production and sourcing of alfalfa seed from 2.4 million pounds to an estimated 9 to 10 million pounds for the fall 2013 harvest. During his tenure, S&W has also completed acquisitions to expand distribution and sourcing, including Genetics International and Imperial Valley Seeds, and has forged relationships with Monsanto and Forage Genetics to develop the company's first non-dormant, biotech, alfalfa seed varieties. S&W believes Mr. Grewal has been successful, both in attracting a great team of seed industry veterans, and in setting an ambitious strategy for continued growth that S&W's team has the ability to execute upon.

Mark Grewal, president and chief executive officer of S&W Seed, commented, "I appreciate the confidence that S&W's board and shareholders have shown in me since January 2009. During these years, the S&W team has created a base on which to build an exceptional future. We have many great years ahead of us and I look forward to ensuring that the full potential of this company comes to fruition for my fellow shareholders."

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.